UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
☑     Filed by the Registrant
☐     Filed by a Party other than the Registrant
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PPG INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

YOUR VOTE IS IMPORTANT
PLEASE VOTE YOUR PROXY TODAY
March 23, 2022

Dear PPG Shareholder:

We are contacting you to stress the importance of voting your shares in connection with PPG’s annual meeting of shareholders to be held on April 21, 2022. According to our latest records, we have not yet received your vote for this meeting, and we would like to remind you to vote your shares. Your vote is very important!

At the annual meeting, our shareholders will be asked to vote on a proposal to provide for the annual election of directors, as well as a proposal to eliminate our supermajority voting requirements, two best in class governance practices.

Proposal #	Proposal Details	Benefits to PPG Shareholders

Proposal 3:	Annual Election of Directors	The annual election of all directors will allow shareholders to vote on all director candidates each year, rather than electing one third of the Board every year.
Proposal 4:	Eliminate the Supermajority Voting Requirements	The elimination of the supermajority voting requirements will enhance our governance practices and the accountability of PPG to its shareholders.

Your vote is extremely important no matter how many shares you hold. PPG’s Articles of Incorporation require the affirmative vote of at least 80% of the shares of the Company’s outstanding common stock to approve these proposals, so a failure to vote is essentially a vote against these important proposals. Your Board of Directors unanimously recommends that shareholders vote “FOR” both of these proposals.
If you have any questions or need assistance with voting, please contact our proxy solicitor, D.F. King & Co., toll-free at (877) 732-3613. For more information on PPG’s 2022 virtual annual meeting of shareholders, visit https://investor.ppg.com/presentations/events/default.aspx.

On behalf of the entire PPG Board of Directors, I want to thank you for your continued investment and belief in PPG.

Sincerely,

Michael H. McGarry Chairman and Chief Executive Officer PPG Industries, Inc.

You may use one of the following simple methods to promptly provide your voting instructions:
Vote by Internet - Please access the website listed on your proxy card or voting instruction form and follow the instructions provided. You can vote 24/7.
Vote by Telephone - Please call the toll free number listed on your proxy card or voting instruction form and follow the instructions provided. You can vote 24/7.
Vote by Mail - Mark, sign, date and return your proxy card/voting instruction form in the postage-paid return envelope provided.

On March 23, 2022, PPG Industries, Inc. posted the following communication on its corporate intranet website:
Employee shareholders encouraged to vote
Employees who were PPG shareholders on February 18, 2022 should receive a notice (by mail or e-mail) providing detailed voting instructions and the manner for accessing the proxy materials for the 2022 Annual Meeting.
As indicated in the proxy materials, PPG’s Board of Directors recommends that shareholders vote as follows:
•Proposal 1: FOR the election of four directors (Gary R. Heminger, Kathleen A. Ligocki, Michael H. McGarry and Michael T. Nally) to serve in a class whose term expires in 2025;
•Proposal 2: FOR the approval of the compensation of PPG’s named executive officers on an advisory basis;
•Proposal 3: FOR the amendment of PPG’s Articles of Incorporation to provide for the annual election of directors;
•Proposal 4: FOR the amendment of PPG’s Articles of Incorporation and Bylaws to replace the supermajority voting requirements;
•Proposal 5: FOR the ratification of PricewaterhouseCoopers LLP as PPG’s independent registered public accounting firm for 2022; and
•Proposal 6: AGAINST a shareholder proposal on setting target amounts of CEO compensation, if properly presented.
After careful review and taking into consideration shareholder opinion, the Board of Directors has determined that voting FOR proposals 3 and 4 will enhance our corporate governance practices and enhance the accountability of the Board. Since PPG’s Articles of Incorporation and certain sections of PPG’s Bylaws require the affirmative vote of at least 80 percent of the shares of the company’s outstanding common stock to approve these proposals, your vote is extremely important no matter how many shares you hold. A failure to vote equates to a vote against these important proposals.
“Shareholders have a valuable opportunity to vote on these important proposals,” said Anne Foulkes, senior vice president and general counsel. “We encourage all shareholders to read the proxy materials and to exercise their right to vote.”
Please submit your vote as soon as possible in advance of PPG’s 2022 Annual Meeting, which will be held on April 21.
This year’s Annual Meeting will be held in a virtual format through a live webcast at https://www.cesonlineservices.com/ppg22_vm.
For more information about how to register to attend the virtual Annual Meeting, visit the PPG Investor Center at https://investor.ppg.com/ where you can access PPG’s 2022 proxy statement and 2021 annual report.